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                                                                   EXHIBIT 4.10


                     THIS CERTIFICATE IS NOT TRANSFERABLE

CERTIFICATE NUMBER C-1                     NUMBER OF COMMON SECURITIES:  49,485


                   CERTIFICATE EVIDENCING COMMON SECURITIES


                                     OF

                                SVB CAPITAL I

                          8.25% COMMON SECURITIES
                (LIQUIDATION AMOUNT $25 PER COMMON SECURITY)

     SVB CAPITAL I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), hereby certifies that SILICON VALLEY BANCSHARES (the "Holder") is the registered owner of Forty-Nine Thousand Four Hundred and Eighty-Five (49,485) common securities of the Trust representing an undivided beneficial interest in the assets of the Trust and designated the 8.25% Common Securities (liquidation amount $25 per Common Security) (the "Common Securities"). In accordance with Section 5.10 of the Trust Agreement (as defined below) the Common Securities are not transferable and any attempted transfer hereof shall be void. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Securities are set forth in, and this certificate and the Common Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of May 22, 1998, as the same may be amended from time to time (the "Trust Agreement") including the designation of the terms of the Common Securities as set forth therein. The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

     Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, an Administrative Trustee of the Trust has executed this certificate this 22nd day of May, 1998.

                                       SVB CAPITAL I


                                       By:     /s/ Christopher T. Lutes
                                           -----------------------------------
                                       Name:  Christopher T. Lutes
                                       Title: Administrative Trustee